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                         (ALLEN & GLEDHILL LETTERHEAD)


8 November 2004

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123

Dear Sirs

REGISTRATION STATEMENT ON FORM S-3 OF FLEXTRONICS INTERNATIONAL LTD. ("FLEXTRONICS")

1. We refer to the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") to be filed by Flextronics with the Securities and Exchange Commission on or about 8 November 2004 in connection with the registration under the Securities Act of 1933, as amended, of up to 2,252,954 ordinary shares of par value S$0.01 each in the capital of Flextronics (the "REGISTRATION SHARES") to be allotted and issued pursuant to Section 1.6(b)(ii) of the Acquisition Agreement (the "AGREEMENT") dated 26 August 2004 made by and among (1) Flextronics,
         (2) Flextronics Technology (Mauritius) Limited, a company organized under the laws of Mauritius and a wholly-owned subsidiary of Flextronics, (3) Future Software Limited, a company incorporated under the Indian Companies Act, 1856, as amended ("FSL"), (4) K.V. Ramani,
         (5) SARA Fund Trustee Company Limited, a company incorporated under the Indian Companies Act, 1856, as amended, (6) IL&FS Trust Company Limited, a trust established under the Indian Trusts Act, 1882, (7) Intel Capital Corporation, a Cayman Islands Corporation, and (8) Digital Holdings Private Limited, a company registered under the Indian Companies Act, 1956, as amended. This opinion is being rendered to you in connection with the filing of the Registration Statement. Terms defined and references construed in the Agreement have the same meaning and construction in this opinion unless otherwise defined herein.

2.       For the purpose of rendering this opinion, we have examined:-

         (i) a copy of the unexecuted Agreement (less all Schedules and Exhibits thereto) as provided to us by Flextronics by on 7 October 2004 (as attached to the Board Resolution (defined below));

         (ii) in relation to Flextronics, a copy of each of its memorandum and articles of association, its certificate of incorporation of private company, its certificate of incorporation on conversion to a public company and its certificate of incorporation on change of name of company;

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ALLEN & GLEDHILL                        PAGE 2

         (iii) copies of resolutions of the shareholders of Flextronics passed at the Annual General Meeting of Flextronics held on 30 September 2003 and 23 September 2004 respectively, relating to the authorization for the allotment and issue of ordinary shares of S$0.01 each in the capital of Flextronics (the "SHAREHOLDERS RESOLUTIONS");

         (iv) the resolutions of the Board of Directors of Flextronics passed on 25 August 2004 (the "BOARD RESOLUTION") as provided to us by Flextronics on 7 October 2004; and

         (v) such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

3.       We have assumed for the purpose of rendering this opinion:-

         (i) that the Agreement is within the capacity and powers of, and has been validly authorised by, each party thereto (other than Flextronics) and has been validly executed and delivered by a person on behalf of Flextronics who is authorised by the Board Resolution to execute the Agreement on behalf of Flextronics and by or on behalf of each such other party thereto;

         (ii) of the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us;

         (iii)    the correctness of all facts stated in the Agreement;

         (iv) that copies of Flextronics' memorandum and articles of association, Certificate of Incorporation of Private Company, Certificate of Incorporation on Conversion to a Public Company and Certificate of Incorporation on Change of Name of Company submitted to us for examination are true, complete and up-to-date copies;

         (v) that copies of the resolutions of the shareholders and of the Board of Directors of Flextronics forwarded to us for examination are true, complete and up-to-date and that those resolutions have not been rescinded or modified;

         (vi) that each of the Shareholders' Resolutions and Board Resolution and all authorisations and approvals conferred thereby remain in full force and effect as at the Closing and that no other resolution or other action has been taken which may affect the validity of those resolutions;

         (vii) that all relevant documents have been provided to us by the officers of Flextronics for inspection for purposes of this opinion;

         (viii) that the information disclosed by the search made on 5 November 2004 at the Accounting and Corporate Regulatory Authority in Singapore ("ACRA") in relation to Flextronics is true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information
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ALLEN & GLEDHILL                        PAGE 3

                  which had been delivered for filing but did not appear on the public file at the time of the search;

         (ix) that the information disclosed by the search made on 5 November 2004 of the Cause Book kept at the Supreme Court of Singapore with respect to Flextronics is true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which had been delivered for filing but was not disclosed at the time of the search;

         (x) that the Agreement constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of the jurisdictions by which the Agreement is expressed to be governed;

         (xi) that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery of the Agreement and that, in so far as any obligation expressed to be incurred or performed under the Agreement is to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

         (xii) that the choice of the internal laws of England and Wales, as the governing law of the Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts in England and Wales, as a matter of the laws of England and Wales, and all other relevant laws except the laws of Singapore;

         (xiii) that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Agreement have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

         (xiv) that the Registration Shares allotted and issued on 5 November 2004 have been determined in accordance with the provisions of the Agreement, and that the Registration Shares will be delivered in accordance with the terms of the Agreement;

         (xv) that the appropriate accounting entries have been or will be made in Flextronics' books to reflect that the Registration Shares allotted and issued on 5 November 2004 pursuant to and in accordance with Section 1.6(b)(ii) of the Agreement have been allotted and issued for a consideration otherwise than in cash and are credited as fully paid;

         (xvi) that FSL was on 5 November 2004 wholly-owned by Flextronics (or by such subsidiary, or subsidiaries of Flextronics as may be designated by Flextronics);

         (xvii) that the Registration Shares have not been issued at a discount to the par value of the Registration Shares; and
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ALLEN & GLEDHILL                        PAGE 4

         (xviii) that the total issued and paid-up share capital of Flextronics consequent upon the issue by Flextronics of the Registration Shares on 5 November 2004 will not exceed the authorised share capital of Flextronics as at time 5 November 2004.

4. A search made on 5 November 2004 at ACRA revealed no order or resolution for the winding-up of Flextronics and no notice of appointment of a receiver or judicial manager for Flextronics. It should be noted that such a search is not capable of revealing whether or not a petition to wind up Flextronics or to place Flextronics under judicial management has been presented. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed with ACRA immediately. A search made on 5 November 2004 at the Supreme Court of Singapore revealed no petition for the winding-up of Flextronics or for the appointment of a judicial manager for Flextronics. However, it should be noted that information may not be entered into the index books of the Supreme Court immediately.

5. Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that the Registration Shares allotted and issued on 5 November 2004 pursuant to Section 1.6(b)(ii) of the Agreement have been duly authorised, and when the share certificates in respect of such Registration Shares are issued by EquiServe Trust Company N.A., the Transfer Agent of Flextronics, in accordance with the Articles of Association of Flextronics and the terms of the Agreement, will be validly issued and credited as fully paid in accordance with the laws of Singapore.

6. This opinion only relates to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that this opinion will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore and have not considered Flextronics' legal position in jurisdictions outside of Singapore. In respect of the Agreement, we have assumed due compliance with all matters concerning the internal laws of England and Wales and the laws of all other relevant jurisdictions other than Singapore. As to matters of fact material to this opinion, we have relied on the statements of responsible officers of Flextronics and EquiServe Trust Company N.A., the Transfer Agent of Flextronics.

7.       The qualifications to which this opinion is subject are as follows:-

         (i) enforcement of the obligations of Flextronics under the Agreement may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors' rights;

         (ii) the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court might make an award of damages where an equitable remedy is sought;

         (iii) where under the Agreement, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;
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ALLEN & GLEDHILL                        PAGE 5

         (iv) by virtue of the Limitation Act, Chapter 163 of Singapore, failure to exercise a right of action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

         (v) a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

         (vi) where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

         (vii) provisions in the Agreement as to severability may not be binding under the laws of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;

         (viii) a Singapore court may refuse to give effect to clauses in the Agreement in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs;

         (ix) an obligation to pay an amount will not be enforceable in Singapore if the amount is held to constitute a penalty (even though the amount may be expressed as agreed liquidated damages); and

         (x) a provision that a statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry in Singapore into the merits of a claim by an aggrieved party.

8. Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Agreement, including but without limitation, any other document signed in connection therewith. Further, our opinion is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental authority or agency without our prior written consent.

9. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Allen & Gledhill